Exhibit 10.1
FIRST AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “First Amendment”) is made as of May 6, 2010, by and between Avatar Holdings Inc., a Delaware corporation (the “Company”), and Randy Kotler (the “Employee”).
W I T N E S S E T H
          WHEREAS, the Employee is currently employed by the Company pursuant to that certain Amended and Restated Employment Agreement dated as of December 22, 2008 (the “Agreement”);
          WHEREAS, the Company and the Employee desire to extend the term of the Agreement to December 31, 2010, and modify other terms of the Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
          1. Employment and Term. Section 1 of the Agreement is modified as follows:
The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, in the capacity and upon the terms and conditions set forth herein. The term of employment under this Agreement shall be for the period commencing July 9, 2007 and ending on December 31, 2010, unless earlier terminated as herein provided (the “Term of Employment”).
          2. Compensation and Benefits. Section 3 of the Agreement is revised as follows:
     Section 3 (a) of the Agreement is deleted in its entirety and replaced with the following:
     (a) Base Salary. The Company shall pay the Employee a base salary (“Base Salary”) at an annual rate of $350,000 payable at such times and in accordance with the standard payroll practices of the Company until July 8, 2010. Beginning on July 9, 2010, the Company shall pay the Employee a Base Salary at an annual rate of $450,000 payable at such times and in accordance with the standard payroll practices of the Company.
Sections 3 (b) and 3 (c) are deleted in their entirety.
All other provisions of Section 3 are unmodified.
          3. Termination of Employment. Section 5(a)(i) of the Agreement is deleted entirely and replaced with the following:

          (i) On December 31, 2010 (absent the parties having entered into a written agreement for the renewal or extension of this Agreement); provided, however, that the Employee can terminate this Agreement upon 90 days prior written notice to the Company informing the Company of the earlier date upon which this Agreement will terminate (which date would become the Date of Termination).
The rest of Section 5(a) remains unmodified.
          4. Payments Upon Termination of Employment. Section 6 is amended as follows:
All references to the annual bonus are hereby deleted. Section 6(a) is deleted in its entirety and replaced with the following:
          6(a) Termination upon Expiration of Term of Employment. If the Employee’s employment hereunder is terminated pursuant to Section 5(a)(i), the Company shall pay or provide to Employee in a lump sum payment within thirty (30) days following the Date of Termination, all Base Salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(g) hereof, in each case which has been earned but not been paid as of the Date of Termination. Notwithstanding any other provision regarding benefits, Employee shall be entitled to Cobra as permitted by law after the Date of Termination pursuant to the program guidelines.
All references in Section 6 to July 8, 2010 are here by replaced with December 31, 2010. All other provisions of Section 6 remain the same.
          5. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the date first above written.

AVATAR HOLDINGS INC.
By:	/s/ Gerald D. Kelfer
	Name:	Gerald D. Kelfer
	Title:	Chief Executive Officer

/s/ Randy Kotler
Randy Kotler